Exhibit (j)(1)(ii)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 28, 2000, relating to the financial statements and financial highlights of Pilgrim Growth + Value Fund, Pilgrim Research Enhanced Index Fund, Pilgrim High Total Return Fund, and Pilgrim High Total Return Fund II (four of the six funds comprising Pilgrim Mayflower Trust), which appears in the October 31, 2000 Annual Report to Shareholders of Pilgrim Funds, which is also incorporated by reference into the Registration Statement.

We also consent to the references to us under the heading "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Denver, Colorado
April 24, 2001